Exhibit 99.1

Keryx Biopharmaceuticals, Inc. Announces Second Quarter 2013 Financial Results

Keryx to Host Investor Conference Call on Thursday, August 1, 2013 at 8:30am EDT

NEW YORK, July 31, 2013 /PRNewswire-FirstCall/ — Keryx Biopharmaceuticals, Inc. (NASDAQ: KERX), a biopharmaceutical company focused on the acquisition, development and commercialization of medically important pharmaceutical products for the treatment of renal disease (the “Company”), today announced its results for the second quarter ended June 30, 2013.

At June 30, 2013, the Company had cash, cash equivalents, interest receivable, and investment securities of $80.4 million, as compared to $14.7 million at December 31, 2012. On January 30, 2013, the Company completed an underwritten public offering of common stock, which provided proceeds to the Company of approximately $74.8 million, net of underwriting discounts and offering expenses of approximately $5.6 million. Also in January 2013, the Company received a $7.0 million milestone payment from its Japanese partner for Zerenex (ferric citrate), Japan Tobacco Inc. (“JT”) and Torii Pharmaceutical Co., Ltd. (“Torii”), related to JT’s January 2013 filing of a New Drug Application (“NDA”) with the Japanese Ministry of Health, Labour and Welfare for marketing approval of ferric citrate in Japan for the treatment of hyperphosphatemia in patients with chronic kidney disease (“CKD”).

The net loss for the second quarter ended June 30, 2013 was $11.4 million, or $0.14 per share, compared to a net loss of $1.5 million, or $0.02 per share, for the comparable quarter in 2012, representing an increase in net loss of $9.9 million. For the second quarter ended June 30, 2013, other research and development expenses increased by $3.2 million, as compared to the second quarter of 2012, primarily related to our Zerenex program, including the preparation of the NDA and Marketing Authorization Application (“MAA”) filings, and other general and administrative expenses increased by $2.3 million, as compared to the second quarter of 2012, primarily related to pre-commercial activities related to Zerenex. The three months ended June 30, 2012 included a non-cash extraordinary gain of $2.6 million related to a write-off of the contingent equity rights liability following the termination of the license agreement for KRX-0401 (perifosine), and a $1.5 million arbitration award, included in interest and other income, net, resulting from a FINRA arbitration against a broker-dealer registered with the Securities and Exchange Commission. The three months ended June 30, 2013, included $0.6 million of non-cash compensation expense related to equity incentive grants.

The net loss for the six months ended June 30, 2013 was $13.4 million, or $0.17 per share, compared to a net loss of $10.6 million, or $0.15 per share, for the comparable period in 2012, representing an increase in net loss of $2.8 million. In January 2013, the Company recorded license revenue of $7.0 million for the milestone payment received from its Japanese partner for Zerenex, JT & Torii, as discussed above. For the six months ended June 30, 2013, other research and development expenses increased by $2.3 million and other general and administrative expenses increased by $3.3 million, as compared to the six months ended June 30, 2012, primarily related to the regulatory filings and pre-commercial activities discussed above. The six months ended June 30, 2012 included the non-cash extraordinary gain of $2.6 million and $1.5 million arbitration award, also discussed above. The six months ended June 30, 2013, included $1.2 million of non-cash compensation expense related to equity incentive grants.

Ron Bentsur, the Company’s Chief Executive Officer, said, “Over the past few months, we have focused much of our efforts toward the pending NDA filing, expected shortly, which will represent a significant milestone for Keryx. In addition, with the upcoming completion of the U.S. Phase 2 CKD study and the MAA filing in Europe, we look forward to an eventful second half of the year.”

The Company will host an investor conference call tomorrow, Thursday, August 1, 2013, at 8:30am EDT, to discuss the Company’s second quarter financial results and provide a business outlook for the remainder of 2013.

In order to participate in the conference call, please call [1-877-869-3847 (U.S.), 1-201-689-8261] (outside the U.S.), call-in ID: KERYX. The audio recording of the conference call will be available for replay at http://www.keryx.com, for a period of 15 days after the call.

ABOUT KERYX BIOPHARMACEUTICALS, INC.

Keryx Biopharmaceuticals is focused on the acquisition, development and commercialization of medically important pharmaceutical products for the treatment of renal disease. Keryx is developing Zerenex (ferric citrate), an oral, ferric iron-based compound that has the capacity to bind to phosphate and form non-absorbable complexes. Keryx has completed a U.S.-based Phase 3 clinical program for Zerenex for the treatment of hyperphosphatemia (elevated phosphate levels) in patients with end-stage renal disease on dialysis, conducted pursuant to a Special Protocol Assessment (SPA) agreement with the Food and Drug Administration (FDA), and the New Drug Application filing with the FDA and the Marketing Authorization Application filing with the European Medicines Agency (EMA) are pending submission. Zerenex is also in Phase 2 development in the U.S. for the management of phosphorus and iron deficiency in anemic patients with Stages 3 to 5 non-dialysis dependent chronic kidney disease. In addition, Keryx’s Japanese partner, Japan Tobacco Inc. and Torii Pharmaceutical Co., Ltd. has filed its New Drug Application for marketing approval of ferric citrate in Japan for the treatment of hyperphosphatemia in patients with chronic kidney disease. Keryx is headquartered in New York City.

Cautionary Statement

Some of the statements included in this press release may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The factors that could cause our actual results to differ materially are identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not intend to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at http://www.keryx.com. The information in our website is not incorporated by reference into this press release and is included as an inactive textual reference only.

KERYX CONTACT:

Lauren Fischer

Director – Investor Relations

Keryx Biopharmaceuticals, Inc.

Tel: 212.531.5965

E-mail: lfischer@keryx.com

Source: Keryx Biopharmaceuticals, Inc.

Keryx Biopharmaceuticals, Inc.

Selected Consolidated Financial Data

(In Thousands, Except Share and Per Share Amounts)

Statements of Operations Information (Unaudited):

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
REVENUE:
License revenue	$—	$—	$7,000	$—
OPERATING EXPENSES:
Research and development:
Non-cash compensation	243	73	434	351
Other research and development	6,934	3,726	13,173	10,848

Total research and development	7,177	3,799	13,607	11,199

General and administrative:
Non-cash compensation	395	365	785	733
Other general and administrative	3,882	1,535	6,220	2,943

Total general and administrative	4,277	1,900	7,005	3,676

TOTAL OPERATING EXPENSES	11,454	5,699	20,612	14,875

OPERATING LOSS	(11,454)	(5,699)	(13,612)	(14,875)
OTHER INCOME:
Interest and other income, net	96	1,556	199	1,618

LOSS BEFORE EXTRAORDINARY GAIN	(11,358)	(4,143)	(13,413)	(13,257)
EXTRAORDINARY GAIN	—	2,639	—	2,639

NET LOSS	$(11,358)	$(1,504)	$(13,413)	$(10,618)

BASIC AND DILUTED NET LOSS PER COMMON SHARE
Before extraordinary gain	$(0.14)	$(0.06)	$(0.17)	$(0.19)
Extraordinary gain	—	0.04	—	0.04

Basic and diluted net loss per common share	$(0.14)	$(0.02)	$(0.17)	$(0.15)

SHARES USED IN COMPUTING NET LOSS PER COMMON SHARE
Basic and diluted	81,739,731	71,466,740	79,875,273	71,345,873

Balance Sheet Information:

	June 30, 2013	December 31, 2012*
	(unaudited)
Cash, cash equivalents, interest receivable, and short-term investment securities	$80,399	$14,677
Total assets	$85,103	$18,569
Accumulated deficit	$(406,021)	$(392,608)
Stockholders’ equity	$73,271	$10,494

*	Condensed from audited financial statements.